Exhibit A
                              Articles of Amendment
                       to the Articles of Incorporation of

                               Gulf Power Company

         The first paragraph under the "Voting Powers" section is hereby deleted in its entirety and replaced with the following:

                  At all elections of directors of the corporation, the holders of preferred stock and Class A preferred stock shall have full voting rights with the holders of common stock, all voting together as a single class; each holder of preferred stock being entitled to one vote for each share thereof standing in his name, each holder of Class A preferred stock being entitled to one-quarter vote for each share thereof standing in his name and each holder of common stock being entitled to one vote for each share thereof standing in his name. On all other matters, except on matters in respect of which the laws of the State of Maine shall provide that all stockholders shall have the right to vote irrespective of whether such right shall have been relinquished by any of such stockholders and except as otherwise herein provided, the holders of common stock shall have the exclusive right to vote.

                  Notwithstanding the foregoing, whenever and as often as four quarterly dividends payable on the preferred stock or Class A preferred stock of any series shall be in default, in whole or in part, the holders of the preferred stock and Class A preferred stock of all series shall have the exclusive right, voting separately and as a single class, to vote for and to elect the smallest number of directors that shall constitute a majority of the then authorized number of directors of the corporation, and, in all matters other than the election of directors, the holders of the preferred stock and Class A preferred stock shall be entitled to vote together with the holders of common stock. In the event of defaults entitling the preferred stock and Class A preferred stock to vote as aforesaid, the holders of common stock shall have the exclusive right, voting separately and as a class, to vote for and to elect the greatest number of directors that shall constitute a minority of the then authorized number of directors of the corporation, and, in all matters other than the election of directors, the holders of common stock shall be entitled to vote together with the holders of preferred stock and Class A preferred stock. In each instance in which the holders of the preferred stock and Class A preferred stock are entitled to vote separately and as a single class or to vote together with the holders of the common stock, other than for the election of directors, the relative voting power of the various series of stock shall be computed as hereinafter provided. These additional voting rights of the holders of the preferred stock and Class A preferred stock, however, shall cease when all defaults in the payment of dividends on their stock shall have been cured, and such dividends shall be declared and paid out of any funds legally available therefor as soon as, in the judgment of the Board of Directors, is reasonably practicable.

         The lead in language (preceding clause (a)) to the last paragraph of the "Voting Powers" section is hereby deleted in its entirety and replaced with the following:

                  For the purposes of the foregoing provisions, other than when the holders of the preferred stock, the Class A preferred stock and the common stock vote together as a single class for the election of directors, the preferred stock and the Class A preferred stock of all series shall be deemed to be a single class, and the relative voting power of each series of preferred stock, Class A preferred stock and common stock shall be determined as follows: